Form 10KSB, Exhibit 13
period 2003-12-31
IMAGE TECHNOLOGY LABORATORIES INC
filed 2004-04-02
CIK 1110648

EXHIBIT 13

                       IMAGE TECHNOLOGY LABORATORIES, INC.
                             CODE OF ETHICAL CONDUCT

2 PREFACE

The honest, integrity, and sound judgment of principal executive and financial officers is fundamental to the reputation and success of Image Technology Laboratories, Inc. (the "Company"). While All Employees, officers, and directors are required to adhere to the highest level of personal and business ethics, the professional and ethical conduct of principal executive and financial officers is essential to the proper function and success of the Company as a leading financial services provider.

Principal executive and financial officers hold an important and elevated role in corporate governance. These individuals are key members of our management team, who are uniquely capable and empowered to ensure that the interests of our stakeholders (including shareholders, customers, employees, suppliers, and residents of the communities in which the Company operates) are appropriately balanced, protected, and preserved. Principal executive and financial officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the Company's financial operations.

3 PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS CODE OF ETHICAL CONDUCT

Principal executive and financial officers of the Company must:

     o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

     o Disclose any material transaction or relationship that could reasonably give rise to a conflict;

     o Perform responsibilities with a view to causing periodic reports filed with the Securities and Exchange Commission, and other public communications, to contain information which is accurate, full, fair, relevant, timely and understandable;

     o Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable;

     o Comply with applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies;

     o Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

     o Respect the confidentiality of information acquired in the course of employment;

     o Share knowledge and maintain skills necessary and relevant to the Company's needs;

     o  Proactively promote ethical and honest behavior within the workplace;

     o Assure responsible use of and control of all assets, resources, and information in possession of the Company; and

     o  Promptly report violations of this code.

All principal executive and financial officers are expected to adhere to the highest level of personal and business ethics at all times. The Audit Committee of the Board of Directors shall have full authority to discipline any principal executive or financial officer as deemed appropriate. Any action of the Audit Committee in this regard shall be reviewable by the full Board at the subject principal executive or financial officer's request. Appropriate disciplinary actions include:

     o  Termination;

     o  Required attendance at a ethics program;

     o Disclosure/notation in employment record; and o Rescission of subject transaction.

Violations shall be reported to the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Code of Ethical Conduct. Any waiver, and the grounds for such waiver, for a senior financial officer shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K. Additionally, any change of this Code of Ethical Conduct shall be promptly disclosed to stockholders.